EXHIBIT 4.04

NETOPIA, INC. 2002 EQUITY INCENTIVE PLAN

AUTOMATIC OPTION GRANT PROGRAM

FORM OF NOTICE OF STOCK OPTION GRANT (INITIAL)

You have been granted the following option to purchase Common Stock of Netopia, Inc. (the “Company”):

Name of Optionee:	(Name)

Total Number of Shares Granted:	50,000

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$(PricePerShare)

Date of Grant:	(DateGrant)

Vesting Schedule:	This option shall become exercisable for 25% of the Shares after you complete each year of Board service from the Date of Grant.

Expiration Date:	(ExpDate)

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document, and of the 2002 Equity Incentive Plan (the “Plan”).

OPTIONEE:	NETOPIA, INC.

By:

Title:
Print Name

FORM OF NOTICE OF STOCK OPTION GRANT (ANNUAL; BOARD SERVICE)

You have been granted the following option to purchase Common Stock of Netopia, Inc. (the “Company”):

Name of Optionee:	(Name)

Total Number of Shares Granted:	15,000

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$(PricePerShare)

Date of Grant:	(DateGrant)

Vesting Schedule:	This option shall become fully exercisable for the Shares upon your completion of 12 months of Board service after the Date of Grant.

Expiration Date:	(ExpDate)

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document, and of the 2002 Equity Incentive Plan (the “Plan”).

OPTIONEE:	NETOPIA, INC.

By:

Title:
Print Name

Form of Notice of Stock Option Grant (annual; audit committee service)

You have been granted the following option to purchase Common Stock of Netopia, Inc. (the “Company”):

Name of Optionee:	(Name)

Total Number of Shares Granted:	5,000

Type of Option:	Nonstatutory Stock Option

Exercise Price Per Share:	$(PricePerShare)

Date of Grant:	(DateGrant)

Vesting Schedule:	This option shall become fully exercisable for the Shares upon your completion of 12 months of Audit Committee of the Board service after the Date of Grant.

Expiration Date:	(ExpDate)

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document, and of the 2002 Equity Incentive Plan (the “Plan”).

OPTIONEE:	NETOPIA, INC.

By:

Title:
Print Name

FORM OF STOCK OPTION AGREEMENT

Grant of Option	You have been granted an option as of the Grant Date to purchase up to the number of shares of Common Stock specified in the Notice of Stock Option Grant.

Tax Treatment	This option is intended to be a nonstatutory option, not qualified under section 422 of the Internal Revenue Code as provided in the Notice of Stock Option Grant.

Vesting

This option becomes exercisable as shown in the Notice of Stock Option Grant. Additionally, if you cease to serve as a Board member by reason of death or Permanent Disability (as defined in the Plan) this option will immediately vest and become fully exercisable.

No additional shares become exercisable after your service with the Company has terminated for any reason.

Term

This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)

Regular Termination

If your service terminates for any reason, then this option will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date. The Company determines when your service terminates for this purpose.

Death	If you die before your Service terminates, then this option will expire on the date twelve (12) months after the date of death.

Prior to such expiration, any vested option may be exercised by your estate or by a person who acquires the right to exercise such option by bequest, inheritance or written beneficiary designation.

Corporate Transaction

If the Company is subject to a “Corporate Transaction” (as defined in the Plan) while you are in service, the exercisability of this option, to the extent outstanding at such time but not fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become fully exercisable and vested for all of the shares of Common Stock subject to such option. Immediately following the Corporate Transaction, this option shall terminate and cease to be exercisable except to the extent assumed by the successor corporation (or parent thereof) in connection with such Corporate Transaction.

Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase. The notice will be effective when it is received by the Company or its representative.

If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

•	Your personal check, a cashier’s check or a money order.

•	Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. Instead of surrendering shares of Common Stock, you may attest to the ownership of those shares on a form provided by the Company and have the same number of shares subtracted from the option shares issued to you. However, you may not surrender, or attest to the ownership of, shares of Common Stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

•	Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

•	Irrevocable directions to a securities broker or lender approved by the Company to pledge option shares as security for a loan and to deliver to the Company from the loan proceeds an amount sufficient to pay the option exercise price and any withholding taxes. The directions must be given by signing a special “Notice of Exercise” form provided by the Company.

Withholding Taxes and Stock Withholding	You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise.

Restrictions on Resale

By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are in service and for such period of time following your cessation of service as the Company may specify.

Transfer of Option

Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse’s interest in your option in any other way.

No Impairment of Rights

Your option or this Agreement do not interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove you from the Board at any time in accordance with the provisions of applicable law.

Stockholder Rights

You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT, YOU AGREE TO ALL OF THE TERMS AND

CONDITIONS DESCRIBED ABOVE AND IN THE 2002 EQUITY INCENTIVE PLAN.